EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated June 16, 2023, by and among COINMAKER MINERS LLC, a Georgia limited liability company (the “Company”), CLEANSPARK, INC. a Nevada corporation, (“Purchaser”), COINMAKER MINERS LIMITED, a British Virgin Islands business company (the “Member”) and MAKERSTAR CAPITAL, INC. a Delaware corporation (“Makerstar”).

R E C I T A L S:

WHEREAS, the Company is the owner of certain bitcoin mining “Facilities” and related assets located at (i) 1022 Enterprise Road, Dalton, Georgia 30721 and (ii) 1850 Abutment Road Dalton, Georgia 30721 (the “Assets”);

WHEREAS, the Company acquired these Assets pursuant to the Asset Purchase Agreement, dated even date hereof, between Makerstar, an affiliate of Member, and the Company (“Makerstar APA”);

WHEREAS, Purchaser desires to purchase from the Member, and the Member desires to sell to the Purchaser, its one hundred percent (100%) membership interest in the Company (the “Acquired Membership Interest”) pursuant to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

QUOTE "."1. PURCHASE AND SALE OF ACQUIRED MEMBERSHIP INTEREST. The Member hereby sells the Acquired Membership Interest to the Purchaser, and the Purchaser hereby purchases the Acquired Membership Interest from the Member, effective as of the date hereof. The parties hereby acknowledge that, as a result of such purchase and sale, that the Purchaser shall own One Hundred percent (100%) of all issued and outstanding membership interests of the Company.

1.1 Consideration and Payment. The consideration for the Acquired Membership Interest shall be Nine Million Three Hundred Thousand and No/Dollars ($9,300,000.00) (“Gross Purchase Price”) plus or minus (i) any prorated utilities, lease security, utility security or (ii) other deposits paid by Member or other expenses allocated to Member or Purchaser under Section 1.5, or (iii) any earnest money deposits previously paid by Purchaser (as set forth in the Closing Statement, the “Closing Payment”).

1.2 Closing Statement. Purchaser and Member will mutually agree on and deliver a Closing Settlement Statement at Closing (the “Closing Statement”) that sets forth the Gross Purchase Price adjusted by the amount of any prorations to be made in accordance with Section 1.5 and any other items mutually agreed to by the parties to be included on the Closing Statement.

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1.3 Post-Closing Adjustments. To the extent that the foregoing adjustments in Section 1.2 are not made prior to Closing and the Purchase Price is not adjusted accordingly at Closing, or if either party determines in good faith following the Closing that the adjustments made at Closing were incorrect and that the Gross Purchase Price should have been further adjusted at Closing accordingly (including with respect to those matters set forth in the Closing Statement), the parties will cooperate in good faith to calculate any such additional Gross Purchase Price adjustment that is required by this Section 1.3 within sixty (60) days after the Closing Date and will promptly thereafter make appropriate payments to reflect such resulting further adjustment to the Gross Purchase Price.

1.4 Signing and Closing. The Parties will exchange signature pages and any other Closing deliverables on or around June 16, 2023 (the “Signing”), and Purchaser shall pay the Closing Payment via wire transfer of immediately available funds to Stewart Title Guaranty Company – Agency Services (“Escrow Agent”) within one business day of Signing. The Closing Payment to be held in escrow by the Funds Escrow Agent until the Closing. The Parties agree to deliver at the Signing such documents and other instruments as are set forth in Article IV and as may reasonably be required to effect the transfer of the Acquired Membership Interest pursuant to and as contemplated by this Agreement. The consummation of the purchase of the Acquired Membership Interest in accordance with this Agreement (the “Closing”) shall occur on or before June 24, 2023, automatically, upon the fulfillment of the following conditions:

(a) All closing conditions as provided in Section 4.1 having been met; and

(b) Member and Makerstar Fully Vacating Facilities: Member and Makerstar shall fully vacate the Facilities to the reasonable satisfaction of Purchaser. “Fully vacating” shall mean the complete removal of Member and Makerstar’s personnel, equipment, inventory, and any other belongings, ensuring no continued presence or control of Member and Makerstar’s assets or operations on the premises; and

(c) Representation of No Material Adverse Event: The Member and Makerstar shall provide a written representation to the Purchaser, stating that no material adverse event has occurred from the date of execution of this Agreement until the Closing Date, and that all other representations and warrantied made in this Agreement remain true and correct as of the Closing Date. A “material adverse event” shall mean any event, circumstance, or development that has had or could have a significant adverse effect on the assets, operations, or financial condition of the business related to the membership interest being purchased.

(d) Notification and Documentation: Upon Member and Makerstar fulfilling the conditions specified in Section 1.4(a) through (c), the Member shall promptly notify the Purchaser in writing, providing all necessary supporting documentation as evidence of Section 1.4(a) through (c) being met.

(e) Effective Date of Closing: Upon receipt of Member’s written notification and supporting documentation in accordance with Section 1.4(d), the Closing shall be deemed effective as of 12:01 am eastern standard time on the following business day (the “Effective Time” on the “Closing Date”), and the transaction shall be considered closed in accordance with the terms of this Agreement. From that moment, all rights, titles, and interests in the Acquired Membership Interest shall transfer to the Purchaser, and the Member shall be released from any further obligations and responsibilities related to the Acquired Membership Interest, except as expressly provided for in this Agreement. On the Closing Date, Purchaser shall prompty notify Escrow Agent to release funds to Makerstar.

(f) In the event that Closing does not occur by June 24, 2023, Purchaser may terminate this Agreement at its sole election, or grant an extension of time to Close.

1.5 Proration Items. Member shall be solely responsible for paying, at or prior to Closing, all utility charges and all other charges, fees, security deposits and expenses attributable to the ownership of the Assets which cover periods before the Effective Time. If there are any pre-Effective Time charges that Member does not or cannot pay for any reason whatsoever, Purchaser and Member agree to prorate the utility charges and all other charges, fees, security deposits and expenses attributable to the ownership of the Assets which cover periods both before and after the Effective Time (collectively, “Proration Items”) in accordance with this Section 1.5. All Proration Items will be prorated between Member and Purchaser on a per diem basis (employing a 365-day year), with items of income and expense for the period prior to the Effective Time being for the account of Member and items of income and expense for the period after the Effective Time being for the account of Purchaser. Purchaser and Member will prorate Proration Items to the extent then known as of the Closing Date and the net amount owed under this Section 1.5 by Purchaser to Member, or by Member to Purchaser, will be added to or subtracted from the Gross Purchase Price, as applicable, on the Closing Date. From time to time following the Closing Date until all Proration Items have been calculated, Purchaser or Member, as applicable, will compute and provide to the other a statement of Proration Items for which invoices have been received, and which have not previously been prorated, and such Proration Items will be paid within ten (10) days after receiving such statement. Purchaser, Member and Makerstarwill provide each other such supporting documents as the other reasonably requests relating to any Proration Items.

1.6 Makerstar Corporate Guaranty.

(A)
Makerstar hereby irrevocably, absolutely and unconditionally guarantees to Purchaser the prompt, complete and full performance, when due, all of Member’s and Company’s covenants and obligations under this Agreement and the related Transaction Documents (as defined in Article IV). This guaranty shall be a continuing guaranty and shall remain in full force and effect with respect to Makerstar until the termination of the applicable covenant or obligation of Member and/or Company pursuant to, and in accordance with, this Agreement and the related Transaction Documents. Makerstar acknowledges that its obligations under this Section 1.6 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Makerstar, Company or Member. The guaranty contemplated in this Section 1.6 shall apply to any obligation of Company and Member hereunder, regardless of whether Makerstar is specifically cited herein as being a party to such obligation. Makerstar shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder. Purchaser shall not be bound to exhaust their recourse against Member, Company or any other person or entity before being entitled to payment or other recourse under the guarantee provided by Makerstar herein.

(B)
Makerstar shall provide Purchaser written notice at least five (5) days prior to the date when it sells or otherwise transfers assets whose value, individually or in the aggregate, exceeds $250,000 during any rolling sixty day period during the 365-day period beginning on the Closing Date. Makerstar shall also provide Purchaser written notice of any Change of Control transaction with respect to Makerstar ten (10) days prior to a Change of Control transaction. Change of Control shall mean (i) a merger or consolidation or the sale or exchange by the stockholders of Makerstar of all or substantially all of the capital stock of Makerstar, where the stockholders of Makerstar immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction, or (ii) the sale or exchange of all or substantially all of Makerstar's assets (other than a sale or transfer to a subsidiary of Makerstar as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Makerstar immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Makerstar’s assets, in substantially the same proportion as before such transaction. The notice requirement contained in this Section 1.6(B) shall expire 365 days after the Closing Date.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBER. The Company and the Member, jointly and severally, hereby represent and warrant to the Purchaser as follows:

2.1 Authority; Enforceability. The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, (b) has all requisite power and authority to own, lease and operate its assets and to incur its liabilities, and to carry on its business as currently conducted by it, and (c) has the absolute and unrestricted right, power, authority and legal capacity to enter into this Agreement, to perform the Company’s obligations under this Agreement, and to sell, assign, transfer and convey the Acquired Membership Interest to the Purchaser pursuant to this Agreement. This Agreement has been duly executed and delivered by the Company, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. The Company has delivered to Purchaser complete and correct copies of the Certificate, and all other governing documents relating to the Company (the “Governing Documents”). There are no agreements, arrangements or understandings (including, without limitation, any rights of first offer, rights of first refusal or other restrictions) affecting the assignment, transfer, conveyance or voting of any membership interests in the Company.

2.2 Capitalization. The Member is the sole member of the Company immediately prior to the completion of the transactions provided for herein. As a result of the transactions contemplated herein, the Purchaser will be the sole owner and own one hundred percent (100%) of the ownership interests of the Company and there are no other units of membership interests issued or outstanding as of the date hereof.

2.3 Title. The Member has, and by execution and delivery of this Agreement, shall issue and transfer to the Purchaser, good, absolute and marketable title to, and unrestricted possession of, the Acquired Membership Interest, free and clear of any liens, charges, pledges, security interests, encumbrances of any kind, and any accrued, absolute, contingent or other liabilities of any nature, including, without limitation, liabilities for any taxes.

2.4 No Violations. Neither the execution and delivery of this Agreement by the Company or Member, nor the performance of the Company’s and Member’s obligations hereunder will conflict with, result in a material breach or violation of, constitute a material default under or require any consent or approval under (with or without notice or lapse of time, or both), any provision of any law, regulation, judgment, order, agreement, note, mortgage, lease, license or other instrument to which the Company or Member is a party, or by which the Company or Member is bound. Neither the execution and delivery of this Agreement nor the consummation or performance of the transaction contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(a) Violate, contravene or conflict with any provisions of the Governing Documents of the Company or any governing documents of Member or any resolution adopted by the Member of the Company;

(b) Contravene or conflict with or result in a violation of, or give any governmental body or other person or entity the right to challenge, the transaction contemplated herein or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or the Member, or any of the assets owned or used by the Company, may be subject;

(d) Contravene or conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses or approvals that relate to the Company or Member or that otherwise relate to the business of, or any of the assets owned or used by, the Company;

(e) Cause the Company to become subject to, or to become liable for the payment of, any tax;

(f) Contravene or conflict with or result in a material violation or material breach of any provision of, or give any individual or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract of the Company; or

(g) Result in the imposition or creation of any lien upon or with respect to any of the assets owned or used by the Company.

The Company and/or Member is not and will not be required to give any notice to or obtain any consent from any individual or entity in connection with the execution and delivery of this Agreement or the consummation or performance of the transaction contemplated hereby.

2.5 Makerstar APA. The Member represents and warrants that all of the representations and warranties made by Makerstar, in the Makerstar APA, including without limitation, Article III are true, complete and are incorporated into this Agreement by reference as if fully set forth in this Agreement and shall survive the Closing Date. The Member further represents and warrants that Makerstar has complied and will continue to comply with all its covenants and agreements under the Makerstar APA as of and after the Closing Date.

2.6 Brokers. Except for Xnrgy, who is paid solely by Member, no broker, finder, or investment banker, nor any other person or entity, is entitled to any brokerage, finder’s fee, or commission of any sort in connection with the transaction contemplated by this Agreement.

2.7 Compliance. Neither the Company, nor the Member nor any of their respective legal representatives, as applicable, is (a) listed on any of the U.S. or any other denied parties list issued by another jurisdiction (collectively referred to as “Denied Parties Lists”); or (b) the subject or target of any economic or trade sanction or restrictive measure enacted, administered, imposed or enforced by the United States Government, the United Nations Security Council, the European Union, His Majesty's Treasury or other relevant sanctions authority. As of the date of this Agreement, the Denied Parties Lists consist of the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”) (https://www.treasury.gov/ofac/downloads/sdnlist.pdf), U.S. Treasury Department’s Office of Foreign Asset Controls “OFAC” Consolidated Sanctions List https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx, the U.S. Commerce Department’s Denied Persons List (https://www.bis.doc.gov/index.php/the-denied-persons-list) and Entity List (https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list). Neither the Company nor the Member is directly or indirectly owned by 50% or more by a person listed on the SDN List. Member further represents and warrants that it shall notify Purchaser in writing immediately if Member or any of its legal representatives become listed on any of the U.S. denied parties list or if Member becomes owned 50% or more by a person listed on the SDN List.

2.8 No Misleading Statements. No representation or warranty or other statement made by the Company or the Member in this Agreement or any other documents or instruments delivered by either of them pursuant hereto or otherwise in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein and therein, in light of the circumstances in which they were made, not misleading.

2.9 Incorporation of Representation in Section 1.4(b). The representation of no material adverse events as outlined in Section 1.4(b) shall be incorporated by reference into this Section 2.

3 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser hereby represents and warrants to the Member as follows:

3.1
Authority; Enforceability. The Purchaser has the absolute and unrestricted right, power, authority and legal capacity to enter into this Agreement, to perform the Purchaser’s obligations under this Agreement, and to purchase and accept the Acquired Membership Interest from the Company pursuant to this Agreement. This Agreement has been duly executed and delivered by the Purchaser, constitutes the legal, valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms.

3.2
No Violation. Neither the execution and delivery of this Agreement by the Purchaser, the performance of the Purchaser’s obligations hereunder, nor the Purchaser’s acquisition or ownership of the Assets will conflict with, result in a material breach or violation of, constitute a material default under or require any consent or approval under (with or without notice or lapse of time, or both), any provision of any law, regulation, judgment, order, agreement, note, mortgage, lease, license or other instrument to which the Purchaser is a party, or by which the Purchaser is bound.

3.3
Non-Foreign Status. The Purchaser is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

3.4
No Misleading Statements. No representation or warranty or other statement made by the Purchaser in this Agreement, the Schedules attached hereto, or any other documents or instruments delivered by either of them pursuant hereto or otherwise in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

4. CLOSING CONDITIONS AND DELIVERABLES.

4.1 Closing Conditions. The obligations of all parties to consummate the transactions contempated under this Agreement are subject to the following conditions:

(a) Purchaser shall have received a signed copy of the 1022 Enterprise Drive Assignment and Assumption of Lease and Estoppel Certificate in a form to Purchaser’s reasonable satisfaction.

(b) Purchaser shall have received a signed copy of a new 1850 Abutment Road Ground Lease in a form to Purchaser’s reasonable satisfaction.

(c) Purchaser shall have received confirmation, to Purchaser’s reasonable satisfaction, from the City of Dalton that it may utilize at least 20 MW of power at the Facilities on terms substantially similar to those previously provided to Member.

(d) Purchaser shall have received a Tax Clearance Certificate for Makerstar.

4.2 Deliveries of Company or Member. At or prior to Signing, or as otherwise provided herein, the Company or Member shall have delivered to the Purchaser the following:

(a)
Copies of all third party consents, approvals, waivers and authorizations necessary for the Company to consummate the transactions contemplated herein (if any);
(b)
A fully executed copy of the Assignment Agreement substantially in the form attached hereto as Exhibit “A” (“Assignment Agreement”) for the transfer to Purchaser the Acquired Membership Interest from Member;
(c)
A fully executed copy of the Closing Statement (at Closing);
(d)
Executed resignations letters of the officers and managers of the Company (at Closing);
(e)
A certificate executed by the Company’s Manager, dated as of the Closing Date, which certificate certifies as to (1) the Certificate in effect from the date of this Agreement, and (2) a copy of the votes and authorizing resolutions of Member’s Board, directors and or owners, as applicable, authorizing and approving the sale of the Acquired Membership Interest and under the other documents contemplated herein (at Closing); and

(f)
certificate of existence and good standing of the Company, dated prior to the Signing, from the State of Georgia.

The Company and the Member shall also hereafter deliver such other documents, instruments and certificates as the Purchaser may reasonably request in order to consummate or more effectively evidence the transactions contemplated by, or compliance with any of the obligations in, this Agreement.

4.3 Deliveries of Purchaser. At or prior to Signing (unless otherwise stated below), Purchaser shall deliver (or cause to be delivered) the following:

(g)
The Closing Payment (within one business day of Signing) to Escrow Agent;
(h)
Assignment Agreement to Member;
(i)
A fully executed copy of the Closing Statement to Member, at Closing; and
(j)
A certificate executed by the Purchaser’s duly authorized officer, dated as of the Closing Date, which certificate certifies as to a copy of the votes and authorizing resolutions of the Purchaser’s current board of directors, as applicable, authorizing and approving the purchase of the Acquired Membership Interest contemplated hereunder and under the other documents contemplated herein, to Member, at Closing.

The Purchaser shall also hereafter deliver such other documents, instruments and certificates as the Member may reasonably request in order to consummate or more effectively evidence the transactions contemplated by, or compliance with any of the obligations in, this Agreement.

5. POST-CLOSING COVENANTS.

5.1 Indemnification.

(a) Survival of Representations and Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, Member, and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

(b) Indemnification By Company Member. Subject to the other terms and conditions of this Section 5.1, the Company and the Member, jointly and severally, shall indemnify and defend the Purchaser, its affiliates, their respective members, managers, and agents, and each of their respective successors and assigns, and shall hold each of them harmless, from and against any and all losses, damages, Liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including related attorneys’, accountants’ and other professional advisers’ fees and expenses reasonably incurred, reasonable attorneys' fees incurred in enforcing any right to indemnification under this Agreement, and amounts paid in settlement (even if such settlement does not acknowledge, or expressly disclaims any admission, or liability for underlying facts and circumstances that constitute the basis for a claim under this Agreement) (collectively, “Losses”) suffered by any of them arising out of, in connection with or resulting from, either directly or indirectly:

(i) any inaccuracy or breach (and in the case of a third party claim, any alleged breach) of a representation or warranty of the Company or the Member set forth in this Agreement or any other documents or instruments contemplated herein or therein (collectively, the “Transaction Agreements”), provided, however, that for purposes of determining whether such a breach has occurred and the amount of any Losses resulting therefrom, any reference to materiality, material adverse effect or similar language shall be disregarded;

(ii) any breach or failure to comply with any covenant or agreement made by the Company or Member in this Agreement or any other Transaction Agreement (including, without limitation, the failure to enter into the other Transaction Documents);

(iii) any acts or omissions of the Company or the Member prior to the date hereof; or

(iv) any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated in this Agreement or any of the other Transaction Agreements (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or the Company is responsible;

(c) Indemnification By Purchaser. Subject to the other terms and conditions of this Section 5.1, the Purchaser shall indemnify and defend the Member and each of their respective successors and assigns, and shall hold each of them harmless from and against any and all Losses suffered by any of them, arising out of, in connection with or resulting from, either directly or indirectly:

(i) any inaccuracy or breach (and in the case of a third party claim, any alleged breach) of a representation or warranty of the Purchaser set forth in this Agreement or any other Transaction Agreement, provided, however, that for purposes of determining whether such a breach has occurred and the amount of any Losses resulting therefrom, any reference to materiality or similar language shall be disregarded;

(ii) any breach or failure to comply with any covenant or agreement made by the Purchaser in this Agreement or any other Transaction Agreement; or

(iii) any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser is responsible.

5.2 Cooperation and Further Assurances. Each of the parties hereto shall cooperate with one another and their respective affiliates, and shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements, and give effect to the transactions contemplated hereby and thereby. If any consent, approval, permit, license, or waiver of any third party necessary in connection with the transactions contemplated by this Agreement (including the issuance of the Acquired Membership Interest and the execution of any other Transaction Agreements) has not been obtained by the applicable party prior to date hereof, then such party will cooperate and make all commercially reasonable efforts to obtain such consent or waiver as soon as practicable following the date hereof.

5.3 Confidentiality.

(a) Purchaser is a corporations listed on NASDAQ and subject to various rules and laws relating to disclosure. Neither Company nor Member, nor any of their respective affiliates shall make any public announcement regarding this Agreement or the terms and conditions hereof or transactions contemplated hereby without prior written approval of Purchaser. Nothing in this section prevents Purchaser from making any discretionary press release nor Securities Exchange Commission filing in any form it believes is required by applicable law.

(b) Member acknowledges and agrees that the protection of the Confidential Information relating to the Company assets is necessary to protect and preserve the value of the Company. Therefore, Member hereby agrees for a period of three (3) years after the Closing not to disclose to any unauthorized individual or entity or use for their own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, unless and to the extent that the Confidential Information loses its status as Confidential Information other than as a result of the fault of Member or the fault of any other individual or entity bound by a duty of confidentiality to Purchaser or Member. Member agrees to deliver to Purchaser at the Closing, and at any other time Purchaser may request, all electronic files, documents and other materials that contain any Confidential Information and any other Confidential Information that Member may then possess or have under its control. Upon Purchaser’s request, Member will permanently delete or destroy, and/or confirm the permanent deletion or destruction of, any Confidential Information, except that Member may retain a copy of Confidential Information solely as necessary for archival purposes to establish its rights and obligations under this Agreement or to investigate and defend any claims arising under it.

“Confidential Information” means any and all data and information relating to the Company’s cryptocurrency mining facilities, its activities, business, or customers that (i) was disclosed to Member or of which Member became aware as a consequence of its ownership of, management or, or other involvement with the Company; (ii) has value to the Company itself; and (iii) is not generally known outside of Member. “Confidential Information” includes the following types of information regarding, related to, or concerning the cryptocurrency mining facility: trade secrets; product lists and specifications; data; know how; formulae; compositions; processes; designs; sketches; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned sales and marketing methods and processes; loyalty program information; customer lists, current and anticipated customer requirements; price lists and pricing policies; market studies (including analysis of new markets and locations); business plans; improvements; information and competitive strategies; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers; personnel training and related techniques and materials; purchasing methods and related techniques; information regarding competitors; and any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Members containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Member, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Member. In addition to data and information relating to the cryptocurrency mining facility, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Member by such third party, and that the Member has a duty or obligation to keep confidential. This definition does not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” does not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Purchaser, the cryptocurrency mining facility, and (ii) that is otherwise in the public domain or generally known in the crypto mining industry other than by violation of any confidentiality agreement.

(c) The parties hereto acknowledge that certain information concerning the transactions contemplated by this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Purchaser from purchasing or selling securities of Purchaser, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser. The Member shall and shall cause all persons under its control to abide by all securities laws relating to the handling of and acting upon the material non-public information described in the preceding sentence.

6. MISCELLANEOUS.

6.1
Fees and Expenses. Each party shall be responsible for its own fees and expenses except as may be otherwise expressly set forth in this Agreement.

6.2
Governing Law and Dispute Resolution.

(i)
This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof.

(ii)
Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, must be settled by confidential binding arbitration in Atlanta, Georgia, administered by the American Arbitration Association ("AAA") in accordance with its International Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceeding will be conducted in English. Purchaser and Member further agree that the arbitration will be conducted by a single arbitrator agreed to by the parties or, if the parties are unable to proceed, by a single arbitrator selected by the AAA. The parties agree that the arbitrator has the power to award all costs of the arbitration, including reasonable attorneys’ fees and expenses, to the prevailing party. The arbitration award shall be final and binding on the parties to this Agreement and the parties agree to be bound thereby and to act accordingly, and the parties hereby waive any right of appeal on the merits and/or any point of law.

(iii)
Notwithstanding the agreement to arbitrate, either party may seek from any court that may exercise jurisdiction over the parties and the subject matter of the lawsuit any provisional or equitable remedy (including, but not limited to an injunction) available under the laws of that country for the preservation or protection of any of its rights or interests pending the establishment of the arbitral tribunal or the ultimate determination of the merits of the controversy.

(iv)
Purchaser and Member waive, to the fullest extent permitted by law, any objection that it may now or later have to (a) the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court or arbitration sitting in the United States of America; and (b) any claim that any action or proceeding brought in any such court or arbitration has been brought in an inconvenient forum.

(v)
If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties are entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(vi)
Any arbitration award shall be enforceable by any court having jurisdiction over the party or parties against which the award has been rendered, or wherever assets of the party or parties against which the award has been rendered can be located, and shall be enforceable in accordance with the United Nations Convention on the Reciprocal Enforcement of Arbitral Awards (1958).

6.3
Attorneys’ Fees. If any action at law or in equity (including, arbitration or mediation) is necessary to enforce or interpret the terms of this Agreement or any of the other agreements, documents, and instruments contemplated herein, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.4
Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of each of the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

6.5
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, or (b) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section. If notice is given to the Member, a copy (which copy shall not constitute notice) shall also be sent to 4 Park Plaza, STE 1230, Irvine CA 92614, and if notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be given to Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC, at 3414 Peachtree Road, Suite 1500, Atlanta, Georgia 30326, Attn: Justin S. Daniels, Esq. or jdaniels@bakerdonelson.com.

6.6
Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the parties.

6.7
Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8
Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.10
Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior agreements and understandings of the parties, oral or written, with respect to the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by all of the parties hereto. No amendment, modification, termination or waiver of compliance with any provision of this Agreement will be valid or effective unless in writing and signed by the parties hereto.

6.11
ACCESS TO COUNSEL. THIS AGREEMENT HAS BEEN DRAFTED BY COUNSEL FOR THE PURCHASER AS A CONVENIENCE TO THE PARTIES ONLY AND SHALL NOT, BY REASON OF SUCH ACTION, BE CONSTRUED AGAINST THE COMPANY OR ANY OTHER PARTY. THE MEMBER ACKNOWLEDGES AND AGREES THAT HE HAS HAD FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAS HAD ACCESS TO COUNSEL OF HIS CHOICE TO THE EXTENT HE DEEMS NECESSARY IN ORDER TO INTERPRET THE LEGAL EFFECT HEREOF.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written above.

“PURCHASER”

CLEANSPARK, INC.

By: /s/ Zachary Bradford

Name: Zachery Bradford

Title: President & CEO

Address: 2370 Corporate Cir, Suite 160, Henderson, Nevada 89074

“MEMBER”

COINMAKER MINERS LIMITED

By: /s/ Shengyin Chen

Name: Shengyin Chen

Title: Founder

Address:

“COMPANY”

Coinmaker Miners LLC

By: /s/ Shengyen Chen

Name: Shengyin Chen

Title: Manager

Address:

MAKERSTAR CAPITAL, INC. (executing this Agreement solely for its obligations under Section 1.6)

By: /s/ Steven Yan

Name: Steven Yan

Title: CEO

Address:4 Park Plaza, STE 1230, Irvine CA 92614